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Alcoa Reports First Quarter 2016 Results

All Future Arconic Segments Deliver Year-Over-Year Profit Growth Alumina and Primary Metals Segments Profitable Despite Lower Pricing On Track to Separate in Second Half of 2016

1Q 2016 Consolidated Highlights

•	Net income of $16 million, or $0.00 per share; excluding special items, net income of $108 million, or $0.07 per share
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Revenue of $4.9 billion, down 15 percent year-over-year, reflects: o 5.7 percent revenue increase related to acquisitions and organic growth, more than offset by a 20.7 percent revenue decline primarily from continued low alumina and aluminum prices, foreign exchange impacts and divested, curtailed or closed operations

•	Asset sale resulting in gross proceeds of $234 million to strengthen balance sheet
•	$1.4 billion cash on hand
•	Strong productivity gains of $364 million, year-over-year, across all segments

1Q 2016 Arconic Segments (Value-Add) Overview

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Revenue of $3.3 billion, down 2.2 percent year-over-year, reflects: o 6.7 percent revenue increase predominantly related to acquisitions, offset by 8.3 percent revenue decline from metal and foreign exchange impacts and 0.6 percent revenue decline from divested or closed operations

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After-tax operating income of $269 million, up 8 percent year-over-year, adjusted EBITDA of $537 million, up 7 percent year-over-year, and record adjusted EBITDA margin of 16.4 percent o Global Rolled Products (GRP): $68 million after-tax operating income, up 26 percent year-over-year and adjusted EBITDA per metric ton of $374, up 8 percent from year-ago due to strong cost control; automotive sheet shipment growth up 38 percent year-over-year o Engineered Products and Solutions (EPS): Record first quarter revenue of $1.4 billion, record first quarter after-tax operating income of $162 million, up 4 percent year-over-year and adjusted EBITDA margin of 21.0 percent; aerospace sales up 14 percent year-over-year o Transportation and Construction Solutions (TCS): $39 million after-tax operating income, up 3 percent year-over-year and record first quarter adjusted EBITDA margin of 14.9 percent

•	Supply agreement for 3D-printed titanium fuselage and engine pylon parts to Airbus
•	Signed multi-year contract valued at approximately $1 billion to deliver advanced industrial gas turbine (IGT) components, Alcoa’s largest IGT contract to date
•	Achieved $179 million in productivity savings, on target to deliver $650 million in 2016
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1Q 2016 new Alcoa Segments (Upstream) Overview

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Third-party revenue of $1.7 billion, down 32.2 percent year-over-year, reflects: o 4.5 percent revenue increase from organic growth more than offset by 26.1 percent revenue decline due to lower pricing and foreign exchange impacts and 10.6 percent revenue decline predominantly related to curtailed or closed operations

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Total revenue of $2.1 billion, after-tax operating income of $22 million, and adjusted EBITDA of $185 million o Profitable Alumina and Primary Metals segments despite 19 percent price decline in the Alumina Price Index, and flat aluminum pricing, sequentially; year-over-year declines of 40 and 26 percent, respectively

•	Alcoa World Alumina and Chemicals signed new third-party bauxite contracts valued at over $350 million over the next two years
•	Ma’aden-Alcoa joint venture refinery continued to ramp-up, now at 80 percent of nameplate capacity
•	Pt. Comfort, Texas refinery on track to be fully curtailed by end of second quarter; closed Warrick smelter in Indiana
•	Achieved $175 million in productivity, on target to deliver $550 million in 2016

New York, April 11, 2016 – Lightweight metals leader Alcoa (NYSE:AA) today reported solid first quarter 2016 performance. Arconic segments (Value-Add) reported year-over-year profit growth and the Upstream segments, Alumina and Primary Metals, remained profitable despite continued low pricing. The Company is on track to complete its separation in the second half of 2016.

“Each of our segments delivered strong performance”, said Klaus Kleinfeld, Chairman and Chief Executive Officer. “Profits grew in all of the Arconic segments, led by automotive and aerospace; Upstream segments maintained profitability in a persistently low pricing environment. Productivity was high across the portfolio and we divested non-essential assets to strengthen the balance sheet. We won new contracts for bauxite supply, 3-D printed titanium aerospace parts, and airfoils in our largest IGT deal ever. Looking ahead, we are well on track to meet or exceed our three-year business targets in our segments, with the exception of EPS, where we have revised expectations to better reflect aerospace market conditions and Firth Rixson performance. Our separation is on course for completion later this year.”

Alcoa reported first quarter 2016 net income of $16 million, or $0.00 per share, including $92 million in special items. Special items include restructuring-related costs of $63 million (approximately 75 percent non-cash) primarily to further optimize the new Alcoa. Year-over-year, first quarter 2016 results compare to net income of $195 million, or $0.14 per share.

Excluding the impact of special items, first quarter 2016 net income was $108 million, or $0.07 per share. These results reflect a $255 million net income reduction from the year-ago period largely due to a 40 and 26 percent decline in the Alumina Price Index (API) and aluminum pricing, respectively. Unfavorable pricing was partially offset by $364 million in year-over-year productivity savings. In first quarter 2015, Alcoa reported net income excluding special items of $363 million, or $0.28 per share.

Year-over-year, revenue increased 5.7 percent from acquisitions and organic growth, offset by a 20.7 percent decline from continued low alumina and aluminum pricing, foreign exchange impacts, and divested, curtailed or closed facilities undertaken largely to strengthen the new

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Alcoa business. As a result of these combined factors, Alcoa reported first quarter 2016 revenue of $4.9 billion, down 15 percent from $5.8 billion in the first quarter of 2015.

Asset Sales

Alcoa continually looks for opportunities to strengthen its balance sheet and maximize cash flow while optimizing its portfolio. Recently-announced transactions include:

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$154 million: Alcoa of Australia, owned 60 percent by Alcoa and 40 percent by Alumina Limited, sold its 20 percent stake in the Dampier to Bunbury Natural Gas Pipeline (DBNGP) in Western Australia (WA) to Duet Group. Alcoa of Australia will maintain its access to approximately 30 percent of the DBNGP transmission capacity for gas supply to its three WA alumina refineries; and

•	$102 million: Alcoa agreed to sell its Remmele Medical business, which was part of the RTI International Metals (RTI) acquisition, to LISI MEDICAL.

The natural gas pipeline sale closed at the beginning of second quarter 2016. The Remmele Medical sale is expected to close later in the second quarter 2016.

In addition, during first quarter 2016, the Company liquidated certain company-owned life insurance policies for gross proceeds of $234 million.

Once all of the above transactions are completed, gross proceeds will total approximately $750 million, including an additional company-owned life insurance liquidation of approximately $265 million, expected in the second quarter of 2016.

Cash Flows

Cash used for operations in first quarter 2016 was $430 million, resulting in negative $681 million of free cash flow for the quarter, driven by the normal build in working capital, semi-annual interest payments and pension contributions. Alcoa ended the quarter with cash on hand of $1.4 billion.

The Company reported an average of 47 days working capital (DWC) for the quarter, an increase of 14 days from first quarter 2015, largely due to the impact of acquisitions. Excluding 2015 acquisitions, DWC was 4 days higher than the first quarter last year predominately due to the ramp up of the automotive sheet business and growth programs in the EPS businesses.

Market Update

In aerospace, Alcoa is projecting 6 to 8 percent global aerospace sales growth in 2016, revised from the 8 to 9 percent estimated in fourth quarter 2015. The market is experiencing a transition period as major original equipment manufacturers shift from incumbent platforms to multiple new platforms simultaneously. Powerful trends continue to drive long-term market strength, with the order book for commercial jet airframes and jet engines representing more than nine years of production at 2015 delivery rates.

In automotive, Alcoa continues to forecast global automotive production growth of 1 to 4 percent, including 1 to 5 percent growth in North America. Strong U.S. sales, sustained vehicle demand and incentives are driving the North American automotive market. Automotive sales are also strong in Europe and China.

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In the heavy duty truck and trailer end market, Alcoa projects a global production of negative 4 percent to flat. This is revised downward from estimates of negative three to up one percent in fourth quarter 2015 as strength in Europe and China is offset by weakness in North America.

Alcoa projects solid growth in all its other end markets. The Company continues to forecast 1 to 3 percent global sales growth in packaging; 4 to 6 percent building and construction sales growth both globally and in North America; and 2 to 4 percent global airfoil market growth as the market moves towards higher value-add product for new, high efficiency turbines with advanced technology.

In 2016, Alcoa projects an approximately 1.1 million metric ton global aluminum deficit as 5 percent global aluminum demand growth (revised from 6 percent) outweighs 2 percent global aluminum supply growth (revised from 3 percent). In addition, the Company projects a global alumina deficit of 1.4 million metric tons.

Arconic Overview

After the Company’s separation, the innovation and technology-driven Arconic company will include Global Rolled Products (GRP), Engineered Products and Solutions (EPS) and Transportation and Construction Solutions (TCS). In first quarter 2016, these business segments reported combined revenue of $3.3 billion, after-tax operating income (ATOI) of $269 million, adjusted EBITDA of $537 million and adjusted EBITDA margin of 16.4 percent. ATOI and adjusted EBITDA increased 8 and 7 percent, respectively, year-over-year. The combined segments also generated $179 million in productivity as part of their business improvement programs, announced in the first quarter. All Arconic segments are on track to deliver $650 million productivity savings in 2016.

In addition, the Arconic business reached the following agreements in the first quarter:

•	A multi-year contract valued at approximately $1 billion to deliver advanced industrial gas turbine components, Alcoa’s largest IGT contract to date; and
•	Agreement to supply 3D-printed titanium fuselage and engine pylon parts to Airbus.

Three-year target update

GRP and TCS are on track to meet their 3-year 2016 business targets (3-year target revenue adjusted for foreign exchange and London Metal Exchange pricing impact) announced in November of 2013:

•	GRP targets revenue of $6.0 billion to $6.2 billion, and adjusted EBITDA per metric ton at or above average historical highs of $344; and
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TCS, comprising Alcoa Wheel and Transportation Products, Alcoa Building and Construction Systems, and the Latin American Extrusions business, targets revenue of $2 billion to $2.2 billion, and adjusted EBITDA margin of approximately 15 percent in 2016.

EPS set new 2016 goals to reflect end market headwinds, lower performance expectations for the Firth Rixson acquisition and higher performance expectations in Alcoa Titanium and Engineered Products (ATEP), the former RTI, which is ahead of the integration plan.

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As a result, EPS targets segment revenue of $6 billion to $6.2 billion, revised from $7.0 billion (3-year target revenue adjusted for foreign exchange impact), and adjusted EBITDA margin of 21 percent to 22 percent, revised from approximately 23 percent. This includes:

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Firth Rixson 2016 revenue of $1 billion to $1.1 billion, revised from $1.6 billion, and adjusted EBITDA of $150 million to $170 million, compared to $350 million projected at the time of acquisition. Adjusted EBITDA margin is expected between 14 percent and 16 percent.

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ATEP 2016 revenue of $810 million to $830 million (excluding the impact of the announced Remmele Medical sale), adjusted EBITDA of $135 million to $160 million, and adjusted EBITDA margin of 17 percent to 19 percent. Due to its effective integration, ATEP is tracking ahead of 2019 targets which include revenue of $1.2 billion, adjusted EBITDA margin of 25 percent and net synergies of $100 million.

To strengthen its cost structure, EPS is taking a number of actions, including headcount reductions, overtime reduction, productivity savings and other cost controls. The business reduced its workforce by 600 positions in the first quarter and plans a further reduction of 400 positions. Additionally, given the current market environment, it is evaluating another reduction of up to 1,000 positions.

New Alcoa Overview

After the Company’s separation, the new Alcoa will comprise the five business units that today make up Global Primary Products: Bauxite, Alumina, Aluminum, Cast Products and Energy. In first quarter 2016, these combined businesses reported revenue of $2.1 billion, ATOI of $22 million and adjusted EBITDA of $185 million. The new Alcoa segments generated $175 million in productivity in the first quarter as part of its business improvement program, and is on track to deliver $550 million in productivity savings for 2016.

In the first quarter, the new Alcoa continued to take aggressive action to improve its competitiveness, and:

•	Closed 269,000 metric tons of smelting capacity at its Warrick smelter in Indiana; and
•	Curtailed approximately 1.2 million metric tons refining capacity at its Point Comfort, Texas facility, with plans to curtail the plant’s remaining capacity by the end of the second quarter.

In addition, the new Alcoa continues to successfully build its third-party bauxite business. Alcoa World Alumina and Chemicals (AWAC) has secured multiple bauxite supply contracts valued at more than $350 million over the next two years. Under the contracts, the Company will supply bauxite to external customers from three of its global mines. The new contracts, which will double Alcoa’s third-party bauxite sales in 2016 from 2015, cover customers in China, Europe and Brazil. The AWAC group of companies is owned 60 percent by Alcoa and 40 percent by Alumina Limited of Australia.

In Saudi Arabia, the Ma’aden-Alcoa joint venture refinery continued to ramp up. It is now operating at 80 percent of its 1.8 million metric tons of nameplate capacity. Alcoa has a 25.1 percent investment in the joint venture, the world’s lowest-cost, fully integrated aluminum complex.

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As a result of these activities, the new Alcoa remains on target to meet or exceed its 2016 goals of moving to the 38th percentile on the global aluminum cost curve and 21st percentile on the global alumina cost curve.

Segment Information

Global Rolled Products

ATOI in the first quarter was $68 million, compared to $54 million in the first quarter of 2015, and $52 million in the fourth quarter of 2015. Year-over-year, this segment’s ATOI increased by approximately 26 percent due to strong productivity and automotive growth – automotive sheet shipments were up 38 percent year-over-year.

The segment also continued to invest in growth, including the MicromillTM and throughput improvements at key plants. Adjusted EBITDA per metric ton was $374 in first quarter 2016, compared to $347 in first quarter 2015. Profit per ton includes the negative impact of transforming the Warrick rolling mill into a cold metal plant as a result of the Warrick smelter closure. Excluding that impact, adjusted EBITDA per metric ton was $390.

Engineered Products and Solutions

In the first quarter, this segment reported record revenue of $1.4 billion, up 15 percent year- over-year, driven by aerospace acquisitions. ATOI was a first quarter record of $162 million, up $6 million, or 4 percent, year-over-year, and up $39 million, or 32 percent, sequentially. Year-over-year, productivity improvements and the positive contribution from the RTI acquisition were offset by cost headwinds, unfavorable price/mix and investments in growth projects. Adjusted EBITDA margin was 21.0 percent in first quarter 2016 compared to 22.4 percent in the year-ago quarter.

Transportation and Construction Solutions

TCS delivered ATOI of $39 million in the first quarter, up $1 million, or 3 percent, year over year. The increase was primarily driven by productivity gains that more than offset cost increases and weakness in the heavy duty truck and Brazilian construction markets. Despite this, TCS delivered its highest-ever first quarter adjusted EBITDA margin of 14.9 percent. The segment’s first quarter 2015 adjusted EBITDA margin was 13.4 percent.

Alumina

This segment generated ATOI of $8 million in the first quarter as a 19 percent sequential decline in the API offset strong productivity actions. Sequentially, ATOI decreased by $90 million from $98 million in the fourth quarter 2015. Adjusted EBITDA per metric ton decreased from fourth quarter 2015 to $27 in first quarter 2016.

Primary Metals

ATOI in the first quarter was $14 million, a $54 million sequential improvement from a negative $40 million. ATOI improved primarily due to productivity improvements and lower costs for alumina. Adjusted EBITDA per metric ton was $145, an increase of $115 per metric ton from fourth quarter 2015.

Separation Update

In March 2016, Alcoa unveiled the name, logo and tagline of its future Value-Add company: “Arconic. Innovation, Engineered.” The future Upstream company will operate under the Alcoa name.

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Alcoa is targeting a Form 10 filing with the U.S. Securities and Exchange Commission in the first half of the year. The separation will be completed subject to the Form 10 being declared effective, final approval from Alcoa’s Board of Directors and completed financing.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on April 11, 2016 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at 4:15 PM EDT at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 58,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, supply/demand balances, and growth of the aerospace, automotive, and other end markets; statements regarding targeted financial results or operating performance; statements about Alcoa’s strastegies, outlook, business and financial prospects; and statements regarding the separation transaction, including the future performance of Value-Add Company and Upstream Company if the separation is completed, the expected benefits of the separation, the expected timing of the Form 10 filing and the completion of the separation, and the expected qualification of the separation as a tax-free transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) failure of the separation to qualify for the expected tax treatment; (d) the possibility that any third-party consents required in connection with the separation will not be received; (e) the impact of the separation on the businesses of Alcoa; (f) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected,

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which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; (g) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina;; (h) deterioration in global economic and financial market conditions generally; (i) unfavorable changes in the markets served by Alcoa; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) increases in energy costs; (l) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including executing on the business improvement plans, moving the Upstream alumina and aluminum businesses down on the industry cost curves, and increasing revenues and improving margins in the Value-Add businesses) anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements (including, without limitation, advanced aluminum alloys, Alcoa Micromill, and other materials and processes), and other initiatives; (m) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, or expansions, or international joint ventures; (n) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (p) the impact of cyber attacks and potential information technology or data security breaches; (q) the potential failure to retain key employees while the separation transaction is pending or after it is completed; (r) the risk that increased debt levels, deterioration in debt protection metrics, contraction in liquidity, or other factors could adversely affect the targeted credit ratings for Value-Add Company or Upstream Company; and (s) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

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Alcoa and subsidiaries Statement of Consolidated Operations (unaudited) (in millions, except per-share, share, and metric ton amounts) Quarter ended March 31, December 31, March 31, 2015 2015 2016 Sales $ 5,819 $ 5,245 $ 4,947 Cost of goods sold (exclusive of expenses below) 4,443 4,404 4,041 Selling, general administrative, and other expenses 232 262 260 Research and development expenses 55 60 42 Provision for depreciation, depletion, and amortization 321 322 309 Impairment of goodwill – 25 – Restructuring and other charges 177 735 93 Interest expense 122 129 127 Other (income) expenses, net (12) 29 34 Total costs and expenses 5,338 5,966 4,906 Income (loss) before income taxes 481 (721) 41 Provision for income taxes 226 44 30 Net income (loss) 255 (765) 11 Less: Net income (loss) attributable to noncontrolling interests 60 (64) (5) NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA $ 195 $ (701) $ 16 EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS: Basic: (1) Net income (loss) (2) $ 0.15 $ (0.55) $ 0.00 Average number of shares 1,220,820,686 1,310,111,498 1,313,681,576 Diluted: (1) Net income (loss) (3) $ 0.14 $ (0.55) $ 0.00 Average number of shares 1,238,207,390 1,310,111,498 1,313,681,576 Common stock outstanding at the end of the period 1,222,305,577 1,310,160,141 1,314,874,388 Shipments of aluminum products (metric tons) 1,091,000 1,144,000 1,075,000 (1) In order to calculate both basic and diluted earnings per share for the quarters ended March 31, 2015, December 31, 2015, and March 31, 2016, preferred stock dividends declared of $17, $17, and $18, respectively, need to be subtracted from Net income (loss) attributable to Alcoa. (2) In the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the quarters ended December 31, 2015 and March 31, 2016 includes all 87 million shares. (3) In the quarter ended March 31, 2015, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for the quarter ended March 31, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive. In the quarters ended December 31, 2015 and March 31, 2016, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. 9

Alcoa and subsidiaries Consolidated Balance Sheet (unaudited) (in millions) December 31, March 31, 2015 2016 ASSETS Current assets: Cash and cash equivalents $ 1,919 $ 1,384 Receivables from customers, less allowances of $13 and $13 in 2015 and 2016, respectively 1,340 1,556 Other receivables 522 471 Inventories 3,442 3,549 Prepaid expenses and other current assets 730 705 Total current assets 7,953 7,665 Properties, plants, and equipment 33,687 34,421 Less: accumulated depreciation, depletion, and amortization 18,872 19,405 Properties, plants, and equipment, net 14,815 15,016 Goodwill 5,401 5,402 Investments 1,685 1,684 Deferred income taxes (1) 2,668 2,738 Other noncurrent assets 3,955 3,635 Total assets $ 36,477 $ 36,140 LIABILITIES Current liabilities: Short-term borrowings $ 38 $ 40 Accounts payable, trade 2,889 2,657 Accrued compensation and retirement costs 850 779 Taxes, including income taxes 239 274 Other current liabilities 1,174 1,033 Long-term debt due within one year 21 772 Total current liabilities (1) 5,211 5,555 Long-term debt, less amount due within one year 8,993 8,257 Accrued pension benefits 3,298 3,251 Accrued other postretirement benefits 2,106 2,077 Other noncurrent liabilities and deferred credits 2,738 2,639 Total liabilities 22,346 21,779 EQUITY Alcoa shareholders’ equity: Preferred stock 55 55 Mandatory convertible preferred stock 3 3 Common stock 1,391 1,391 Additional capital 10,019 9,856 Retained earnings 8,834 8,753 Treasury stock, at cost (2,825) (2,657) Accumulated other comprehensive loss (5,431) (5,175) Total Alcoa shareholders’ equity 12,046 12,226 Noncontrolling interests 2,085 2,135 Total equity 14,131 14,361 Total liabilities and equity $ 36,477 $ 36,140 (1) In the first quarter of 2016, Alcoa adopted changes issued by the Financial Accounting Standards Board to the presentation of debt issuance costs, which require debt issuance costs to be presented on an entity’s balance sheet as a direct deduction from the carrying value of the related debt liability. As a result, all debt issuance costs were classified as a contra liability in the Long-term debt, less amount due within one year line item on the March 31, 2016 Consolidated Balance Sheet. This adoption is required to be performed on a retrospective basis; therefore, the December 31, 2015 Consolidated Balance Sheet has been updated to conform to the March 31, 2016 presentation. As a result, $51 of debt issuance costs (previously reported in Other noncurrent assets) were reclassified to the Long-term debt, less amount due within one year line item on the December 31, 2015 Consolidated Balance Sheet. 10

Alcoa and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions) Three months ended March 31, 2015 2016 CASH FROM OPERATIONS Net income $ 255 $ 11 Adjustments to reconcile net income to cash from operations: Depreciation, depletion, and amortization 321 309 Deferred income taxes 23 (86) Equity income, net of dividends 24 4 Restructuring and other charges 177 93 Net loss from investing activities – asset sales – 2 Net periodic pension benefit cost 122 83 Stock-based compensation 26 26 Excess tax benefits from stock-based payment arrangements (9) – Other (73) 15 Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments: (Increase) in receivables (146) (139) (Increase) in inventories (266) (58) (Increase) in prepaid expenses and other current assets (20) (3) (Decrease) in accounts payable, trade (183) (272) (Decrease) in accrued expenses (354) (343) Increase in taxes, including income taxes 93 64 Pension contributions (85) (70) (Increase) in noncurrent assets (26) (13) (Decrease) in noncurrent liabilities (54) (53) CASH USED FOR OPERATIONS (175) (430) FINANCING ACTIVITIES Net change in short-term borrowings (original maturities of three months or less) 26 2 Additions to debt (original maturities greater than three months) 517 364 Payments on debt (original maturities greater than three months) (519) (366) Proceeds from exercise of employee stock options 24 – Excess tax benefits from stock-based payment arrangements 9 – Dividends paid to shareholders (54) (57) Distributions to noncontrolling interests (29) (50) CASH USED FOR FINANCING ACTIVITIES (26) (107) INVESTING ACTIVITIES Capital expenditures (247) (251) Acquisitions, net of cash acquired (204) – Proceeds from the sale of assets and businesses (8) 222 Additions to investments (12) (7) Sales of investments – 19 Net change in restricted cash (4) 4 Other 10 12 CASH USED FOR INVESTING ACTIVITIES (465) (1) EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS (20) 3 Net change in cash and cash equivalents (686) (535) Cash and cash equivalents at beginning of year 1,877 1,919 CASH AND CASH EQUIVALENTS AT END OF PERIOD $ 1,191 $ 1,384 11

Alcoa and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q15	2Q15	3Q15	4Q15	2015	1Q16
Alumina:						
Alumina production (kmt)	3,933	3,977	3,954	3,856	15,720	3,330
Third-party alumina shipments (kmt)	2,538	2,706	2,798	2,713	10,755	2,168
Total alumina shipments (kmt)	4,040	3,993	4,078	4,054	16,165	3,426
Third-party sales	$ 887	$ 924	$ 912	$ 732	$ 3,455	$ 545
Intersegment sales	$ 501	$ 431	$ 391	$ 364	$ 1,687	$ 292
Equity loss	$ (7)	$ (11)	$ (9)	$ (14)	$ (41)	$ (14)
Depreciation, depletion, and amortization	$ 80	$ 77	$ 71	$ 68	$ 296	$ 63
Income taxes	$ 92	$ 87	$ 85	$ 36	$ 300	$ 5
After-tax operating income (ATOI)	$ 221	$ 215	$ 212	$ 98	$ 746	$ 8
Primary Metals:						
Aluminum production (kmt)	711	701	700	699	2,811	655
Third-party aluminum shipments (kmt)	589	630	615	644	2,478	575
Total aluminum shipments (kmt)	864	877	860	879	3,480	832
Alcoa's average realized price per metric ton of aluminum	$ 2,420	$ 2,180	$ 1,901	$ 1,799	$ 2,069	$ 1,793
Third-party sales	$ 1,572	$ 1,534	$ 1,249	$ 1,236	$ 5,591	$ 1,123
Intersegment sales	$ 692	$ 562	$ 479	$ 437	$ 2,170	$ 475
Equity (loss) income	$ (3)	$ (5)	$ (7)	$ 3	$ (12)	$ 4
Depreciation, depletion, and amortization	$ 109	$ 109	$ 106	$ 105	$ 429	$ 102
Income taxes	$ 57	$ 6	$ (49)	$ (42)	$ (28)	$ (16)
ATOI	$ 187	$ 67	$ (59)	$ (40)	$ 155	$ 14
Global Rolled Products:						
Third-party aluminum shipments (kmt)	432	462	449	432	1,775	433
Third-party sales	$ 1,621	$ 1,668	$ 1,527	$ 1,422	$ 6,238	$ 1,397
Intersegment sales	$ 36	$ 34	$ 29	$ 26	$ 125	$ 29
Equity loss	$ (9)	$ (7)	$ (8)	$ (8)	$ (32)	$ (11)
Depreciation, depletion, and amortization	$ 56	$ 56	$ 56	$ 59	$ 227	$ 56
Income taxes	$ 36	$ 25	$ 28	$ 20	$ 109	$ 34
ATOI	$ 54	$ 76	$ 62	$ 52	$ 244	$ 68
Engineered Products and Solutions:						
Third-party sales	$ 1,257	$ 1,279	$ 1,397	$ 1,409	$ 5,342	$ 1,449
Depreciation, depletion, and amortization	$ 51	$ 54	$ 61	$ 67	$ 233	$ 65
Income taxes	$ 76	$ 81	$ 71	$ 54	$ 282	$ 78
ATOI	$ 156	$ 165	$ 151	$ 123	$ 595	$ 162
Transportation and Construction Solutions:						
Third-party sales	$ 471	$ 492	$ 475	$ 444	$ 1,882	$ 429
Depreciation, depletion, and amortization	$ 10	$ 11	$ 11	$ 11	$ 43	$ 11
Income taxes	$ 14	$ 17	$ 18	$ 14	$ 63	$ 14
ATOI	$ 38	$ 44	$ 44	$ 40	$ 166	$ 39
Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa:						
Total segment ATOI	$ 656	$ 567	$ 410	$ 273	$ 1,906	$ 291
Unallocated amounts (net of tax):						
Impact of LIFO	7	36	50	43	136	4
Metal price lag	(23)	(39)	(48)	(23)	(133)	1
Interest expense	(80)	(80)	(80)	(84)	(324)	(83)
Noncontrolling interests	(60)	(67)	(62)	64	(125)	5
Corporate expense	(62)	(65)	(72)	(67)	(266)	(55)
Impairment of goodwill	–	–	–	(25)	(25)	–
Restructuring and other charges	(161)	(159)	(48)	(575)	(943)	(61)
Other	(82)	(53)	(106)	(307)	(548)	(86)
Consolidated net income (loss) attributable to Alcoa	$ 195	$ 140	$ 44	$ (701)	$ (322)	$ 16

The difference between certain segment totals and consolidated amounts is in Corporate.

12

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS		
	Quarter ended			Quarter ended		
	March 31, 2015	December 31, 2015	March 31, 2016	March 31, 2015	December 31, 2015	March 31, 2016
Net income (loss) attributable to Alcoa	$ 195	$ (701)	$ 16	$ 0.14	$ (0.55)	$ 0.00
Restructuring and other charges	158	507	61			
Discrete tax items[1]	–	187	2			
Other special items[2]	10	72	29			
Net income attributable to Alcoa – as adjusted	$ 363	$ 65	$ 108	0.28	0.04	0.07

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, "special items"). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

[1] Discrete tax items include the following:
- for the quarter ended March 31, 2016, a net charge for a number of small items; and
- for the quarter ended December 31, 2015, a charge for valuation allowances related to certain U.S. and Iceland deferred tax assets ($190) and a net benefit for a small number of items ($3).

[2] Other special items include the following:
- for the quarter ended March 31, 2016, costs associated with the planned separation of Alcoa ($17), an unfavorable tax impact resulting from the difference between Alcoa's consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($8), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($2); and a write-down on inventory related to the permanent closure of the Warrick smelter ($2);
- for the quarter ended December 31, 2015, a write-down of inventory related to the permanent closure or temporary curtailment of various facilities in Suriname and the United States ($28), an impairment of goodwill related to the soft alloy extrusion business in Brazil ($25), costs associated with the planned separation of Alcoa ($12), a net unfavorable change in certain mark-to-market energy derivative contracts ($5), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($2); and
- for the quarter ended March 31, 2015, an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($35), a favorable tax impact resulting from the difference between Alcoa's consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($31), costs associated with acquisitions of aerospace businesses ($7), and a net favorable change in certain mark-to-market energy derivative contracts ($1).

13

Alcoa and subsidiaries Calculation of Financial Measures (unaudited), continued (dollars in millions) Adjusted EBITDA Trailing twelve Quarter ended months March 31, December 31, March 31, March 31, 2015 2015 2016 2016 Net income (loss) attributable to $ 195 $ (701) $ 16 $ (501) Alcoa Add: Net income (loss) attributable to noncontrolling interests 60 (64) (5) 60 Provision for income taxes 226 44 30 249 Other (income) expenses, net (12) 29 34 48 Interest expense 122 129 127 503 Restructuring and other charges 177 735 93 1,111 Impairment of goodwill—25—25 Provision for depreciation, depletion, and amortization 321 322 308 1,267 Adjusted EBITDA $ 1,089 $ 519 $ 603 $ 2,762 Adjusted EBITDA Measures: Sales $ 5,819 $ 5,245 $ 4,947 Adjusted EBITDA Margin 18.7% 9.9% 12.2% Total Debt $ 9,069 Debt-to-Adjusted EBITDA Ratio 3.28 Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. 14

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals		
Adjusted EBITDA	Quarter ended					
	March 31, 2015	December 31, 2015	March 31, 2016	March 31, 2015	December 31, 2015	March 31, 2016
After-tax operating income (ATOI)	$ 221	$ 98	$ 8	$ 187	$ (40)	$ 14
Add:						
Depreciation, depletion, and amortization	80	68	63	109	105	102
Equity loss (income)	7	14	14	3	(3)	(4)
Income taxes	92	36	5	57	(42)	(16)
Other	–	2	–	(1)	1	(1)
Adjusted EBITDA	$ 400	$ 218	$ 90	$ 355	$ 21	$ 95
Production (thousand metric tons) (kmt)	3,933	3,856	3,330	711	699	655
Adjusted EBITDA / Production ($ per metric ton)	$ 102	$ 57	$ 27	$ 499	$ 30	$ 145

Alcoa's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

15

Alcoa and subsidiaries Calculation of Financial Measures (unaudited), continued (dollars in millions, except per metric ton amounts) Segment Global Rolled Products Measures Adjusted Quarter ended EBITDA March 31, December 31, March 31, 2015 2015 2016 After-tax $ 54 $ 52 $ 68 operating income (ATOI) Add: Depreciation, depletion, and amortization 56 59 56 Equity loss 9 8 11 Income taxes 36 20 34 Other – – (1) Adjusted EBITDA $ 155 $ 139 $ 168 Total shipments (thousand metric tons) (kmt) 447 446 449 Adjusted EBITDA / Total shipments ($ per metric ton) $ 347 $ 312 $ 374 Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. 16

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Segment Measures Adjusted EBITDA	Engineered Products and Solutions			Transportation and Construction Solutions		
	Quarter ended					
	March 31, 2015	December 31, 2015	March 31, 2016	March 31, 2015	December 31, 2015	March 31, 2016
After-tax operating income (ATOI)	$ 156	$ 123	$ 162	$ 38	$ 40	$ 39
Add:						
Depreciation, depletion, and amortization	51	67	65	10	11	11
Income taxes	76	54	78	14	14	14
Other	(1)	–	–	1	–	–
Adjusted EBITDA	$ 282	$ 244	$ 305	$ 63	$ 65	$ 64
Third-party sales	$ 1,257	$ 1,409	$ 1,449	$ 471	$ 444	$ 429
Adjusted EBITDA Margin	22.4%	17.3%	21.0%	13.4%	14.6%	14.9%

Alcoa's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

17

Alcoa and subsidiaries Calculation of Financial Measures (unaudited), continued (dollars in millions, except per metric ton amounts) (1) Business Value Add Measures Adjusted Quarter ended EBITDA March 31, December 31, March 31, 2015 2015 2016 After-tax $ 248 $ 215 $ 269 operating income (ATOI) Add: Depreciation, depletion, and amortization 117 137 132 Equity loss 9 8 11 Income taxes 126 88 126 Other – – (1) Adjusted EBITDA $ 500 $ 448 $ 537 Third-party sales 3,349 3,275 3,275 Adjusted EBITDA Margin 14.9% 13.7% 16.4% (1) Value Add is composed of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments. Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. 18

Alcoa and subsidiaries Calculation of Financial Measures (unaudited), continued (dollars in millions) Free Cash Flow Quarter ended March 31, December 31, March 31, 2015 2015 2016 Cash from $ (175) $ 865 $ (430) operations Capital expenditures (247) (398) (251) Free cash flow $ (422) $ 467 $ (681) Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. Days Working Capital Quarter ended March 31, December (3) 31, March (3) 31, 2015 2015 2016 Receivables from customers, less allowances (1) $ 1,487 $ 1,428 $ 1,462 Add: Deferred purchase price receivable 389 324 238 Receivables from customers, less allowances, as adjusted 1,876 1,752 1,700 Add: Inventories 3,189 3,523 3,516 Less: Accounts (2) payable, trade 2,936 2,842 2,654 Working Capital $ 2,129 $ 2,433 $ 2,562 Sales $ 5,819 $ 5,245 $ 4,947 Days Working Capital 33 43 47 Days Working Capital = Working Capital divided by (Sales/number of days in the quarter). (1) The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation. (2) The Working Capital for each period presented represents an average quarter Working Capital, which reflects the capital invested during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter. (3) In the quarters ended December 31, 2015 and March 31, 2016 Working Capital includes $606 and $640, respectively, and sales include $207 and $217, respectively, related to two acquisitions, TITAL (March 2015), and RTI International Metals (July 2015). Excluding these amounts, Days Working Capital was 33 and 37 for the quarters ended December 31, 2015 and March 31, 2016, respectively. 19